As filed with the Securities and Exchange Commission on December 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ideal Power Inc.

(Exact name of registrant as specified in its charter)

Delaware	14-1999058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4120 Freidrich Lane, Suite 100

Austin, TX 78744

(512) 264-1542

(Address of Principal Executive Offices, including Zip Code)

2013 Equity Incentive Plan

(Full title of the plan)

R. Daniel Brdar

Chief Executive Officer

Ideal Power Inc.

4120 Freidrich Lane, Suite 100

Austin, TX 78744

(Name and address of agent for service)

(512) 264-1542

(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a small reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share:
—Options outstanding under the 2013 Equity Incentive Plan	581,500 (2)	$6.21(3)	$3,611,115.00	$419.61
—To be issued under the 2013 Equity Incentive Plan	219,580 (2)	$6.88 (4)	$1,510,710.40	$175.54
—Restricted stock awards outstanding under the 2013 Equity Incentive Plan	32,525(2)	$6.88 (4)	$223,772.00	$26.00
Total	833,605	N/A	$5,345,597.40	$621.16

(1)                     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Ideal Power Inc. (the “Registrant”) common stock that become issuable under the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)                     Represents 614,025 shares subject to outstanding awards and 219,580 shares reserved for issuance pursuant to future awards under the 2013 Plan.

(3)                     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”), and based upon the weighted average exercise price per share for outstanding stock option awards under the 2013 Plan.

(4)                     Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $6.88, which represents the average of the high and low price per share of the Registrant’s common stock on December 29, 2014 as reported on the NASDAQ Capital Market.

PART I

Information Required in the Section 10(a) Prospectus

The Registrant shall send or give to each participant in the 2013 Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the 1933 Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

●	The Registrant’s prospectus filed with the Commission on November 27, 2013 pursuant to Rule 424(b) under the 1933 Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-190414)
●	The description of the Registrant’s common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36216) filed with the Commission on November 21, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description
●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013
●	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014

●	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014
●	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014
●	The Registrant’s Current Report on Form 8-K filed on January 8, 2014
●	The Registrant’s Current Report on Form 8-K filed on March 6, 2014
●	The Registrant’s Current Report on Form 8-K filed on May 13, 2014
●	The Registrant’s Current Report on Form 8-K filed on May 29, 2014
●	The Registrant’s Current Report on Form 8-K filed on August 13, 2014
●	The Registrant’s Current Report on Form 8-K filed on September 19, 2014
●	The Registrant’s Current Report on Form 8-K filed on November 12, 2014
●	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 21, 2014

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of securities

Not applicable.

Item 5. Interests of named experts and counsel

Not applicable.

Item 6. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant will indemnify its directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by the Registrant’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

The Registrant has also obtained insurance covering the Registrant’s directors and officers for liability arising out of their respective actions.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Number	Exhibit

4.1	Delaware Certificate of Conversion including Certificate of Incorporation (1)

4.2	Bylaws of Ideal Power Inc. (2)

4.3	2013 Equity Incentive Plan (3)

5.1*	Opinion and consent of DLA Piper LLP (US).

23.1*	Consent of Gumbiner Savett Inc., Independent Registered Public Accounting Firm.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (Registration No. 333-190414) filed August 6, 2013.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 (Registration No. 333-190414) filed August 6, 2013.
(3)	Incorporated by reference to Exhibit 10.35 to the Registrant’s Form S-1 (Registration No. 333-190414) filed August 6, 2013.

Item 9. Undertakings

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that clauses (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 31, 2014.

IDEAL POWER INC.

By:	/s/ R. Daniel Brdar
R. Daniel Brdar
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Timothy Burns
Timothy Burns Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Daniel Brdar his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ R. Daniel Brdar	Chief Executive Officer and Chairman of the Board	December 31, 2014
R. Daniel Brdar	(Principal Executive Officer)

/s/ Timothy Burns	Chief Financial Officer	December 31, 2014
Timothy Burns	(Principal Financial and Accounting Officer)

/s/ William Alexander	Director	December 31, 2014
William Alexander

/s/ Mark Baum	Director	December 31, 2014
Mark Baum

/s/ Lon Bell	Director	December 31, 2014
Lon Bell

/s/ David Eisenhaure	Director	December 31, 2014
David Eisenhaure